EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 22nd day of  March, 2010, by and between CASCADE WIND CORP., INC., a Nevada corporation (the "Company") having its principal place of business at 1500 SW First Avenue, Suite 910, Portland, OR  97201 and CLAYTON WOOD  (the "Executive") residing at 7000 80th Avenue, SE, Mercer Island, WA.

W I T N E S S E T H:

WHEREAS the Executive has agreed to be employed by the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.  Definitions

For purposes of this Agreement, the following words shall have the respective meanings set forth below:

1.1          "Annual Bonus" shall mean the bonus paid, if any, pursuant to Section 5.2 of this Agreement.

1.2           "Annual Compensation" shall mean the Executive's Base Salary and Annual Bonus during the Term of Employment.

1.3          "Base Salary" shall mean the annual base salary paid to the Executive pursuant to Section 5.1 of this Agreement.

1.4          "Benefits" shall mean the benefits described in Article 6 of this Agreement.

1.5           "Board" shall mean the Board of Directors of the Company.

1.6           "Business" shall mean the business being conducted by the Company.

1.7           "Cause" shall mean any one or more of the following, as determined solely by the Board in good faith: (a) the willful or knowing failure or refusal without Cure of the Executive substantially to perform his duties hereunder or as directed by the Board; (b) the willful disobedience by the Executive of a material and lawful instruction of the Board; (c) the engaging by the Executive in:  (i) an act of fraud, (ii) an illegal or criminal act, (iii) a dishonest act materially injurious to the Company, monetarily or otherwise, or (iv) misconduct materially injurious to the Company, monetarily or otherwise, including but not limited to any action which holds the Executive or the Company in public disrepute; (d) a breach by the Executive of any fiduciary duty to the Company; (e) malfeasant or  negligent conduct without Cure; (f) any violation by the Executive of any Federal or state securities law; or (g) a breach without Cure by the Executive of any of the provisions of this Agreement.

1.8           ACEO@ shall mean the Chief Executive Officer of the Company.

1.9           AClosing@ shall mean a closing of the private placement of securities of the Company pursuant to that certain private placement memorandum for the sale of a maximum of $3 million of the securities of the Company.

1.10           "Commencement Date" shall mean the first to occur of (x) the Initial Closing or (y) such date as shall be determined by the Company prior to the Initial Closing by written notice to the Executive.

1.11           "Cure" shall mean following the giving of written notice of Cause, in the reasonable opinion of the Board the Executive shall have cured the Cause in all material respects within thirty (30) days of said notice having been given.

1.12           "Disability" shall mean the Executive's inability to render either (a) for a period of one (1) month or (b) in the aggregate of forty-five (45) days in any consecutive six month period, services hereunder by reason of a disability, which disability is confirmed by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company.  If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.  If the Executive shall be Disabled, shall thereafter return to work and shall thereafter become Disabled, then such latter Disability shall be deemed a continuation of the former Disability (and not a new Disability) unless the Executive has returned to work on a full time basis and has substantially performed all of his employment duties for a period of six (6) continuous and consecutive weeks.

1.13           AInitial Closing@ shall mean the initial Closing of the private placement of securities of the Company pursuant to that certain private placement memorandum for the sale of a maximum of $3 million of the securities of the Company.

1.14           AIncentive Stock Option Agreement@ shall mean that certain agreement between the Company and the Executive awarding the Executive Incentive Stock Options pursuant to the terms of the Stock Option Plan, and setting forth certain terms with respect to such options.

1.15           "Person" shall mean any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, government (or any branch or agency thereof), governmental, administrative or regulatory authority, or any other entity of any nature whatsoever.

1.16           ARestricted Period@shall have the meaning ascribed to it in Section 11.2.

1.17           AStock@ shall mean stock of the Company.

1.18            AStock Option Plan@ shall mean the 2010 Stock Option Plan of the Company, as may be amended, modified or supplemented in accordance with the terms thereof.

1.19            ATermination Date"   means (a) in the case of a termination for which a notice of termination is required, the date of actual receipt of such notice of termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment.

1.20           "Term of Employment" has the meaning ascribed to it in Article 3.

1.21           ATerritory@ shall have the meaning ascribed to it in Section 11.2.

2.           Employment.

The Company hereby employs the Executive as its President and Chief Operating Officer; and the Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

3.           Term.

3.1           Initial Term.  Subject to the provisions of Article 7 hereof, the Executive's employment hereunder shall commence on the Commencement Date and shall terminate on the first
(1st) anniversary of the Commencement Date, unless sooner terminated pursuant to the provisions of Article 8 of this Agreement or extended as hereinafter provided in Section 3.2 of this Agreement ("Term of Employment").  If for any reason the Commencement Date shall not occur, this Agreement shall be and become null and void, and neither party shall have any further liability to the other hereunder.

3.2           Renewal Term.  Upon the expiration of the aforesaid term, or any renewal thereof, this Agreement shall be renewed automatically for successive one (1) year terms unless the Company or the Executive provides no less than two (2) months= notice to the other, prior to the expiration of any such term, of its decision not to renew this Agreement whereupon this Agreement shall terminate as of the last day of such term, unless this Agreement shall be sooner terminated during any such renewal term as provided in Article 8 of this Agreement.

4.           Positions, Responsibilities and Duties of Executive.

4.1           Positions and Duties. The Executive shall have the duties, authority and responsibility inherent to the position of President and Chief Operating Officer of a publicly traded corporation of the size, type and nature of the Company. The Executive shall perform such duties hereunder and such additional duties or different duties as he shall from time to time be assigned by the Board, consistent with the general level and type of duties and responsibilities associated with the position of Chief Operating Officer. The Executive shall report directly to the Board.  The Executive agrees to devote substantially all of his business time, skill, labor and attention to the services required of the Executive under this Agreement and shall perform such services in a manner consonant with the duties of such position.  The foregoing shall not be deemed to prevent the Executive from serving on corporate, charitable or civic boards or committees or acting as a fiduciary for any family member(s) or friend(s) provided that the Board determines, in its sole discretion but without unreasonably withholding approval, that any such activity does not substantially interfere or conflict with the performance of his duties hereunder.

4.2           Employment of CEO.  Although the Company currently does not have a CEO and does not contemplate employing a CEO at this time, the Board reserves the right to employ a CEO in the future.  In the event that the Company shall employ a CEO, the Executive agrees that he shall report to the CEO in addition to the Board, and shall take direction from the CEO in addition to taking direction from the Board.  Furthermore, the Executive agrees that a CEO may also be given the title of President and in such event, the Executive=s title shall be Executive Vice President and  Chief Operating Officer.

4.3           Outside Businesses.  The Executive shall not engage in any business activities other than as an employee of the Company.  The Executive may invest his assets in such form or manner as will not require time or services on his part in the operation of the affairs of the entities in which such investments are made, other than time or services which are minor and incidental.

5.           Compensation.

During the period that the Executive is employed hereunder, the Company shall pay (in the aggregate, the "Compensation") to the Executive for his services hereunder:

5.1           Base Salary.  A salary (the "Base Salary") at an initial annual rate of One Hundred Fifty Thousand ($150,000) Dollars, which Base Salary shall be payable bi-weekly.

5.2           Annual Bonuses.  Annually, the performance of the Executive shall be reviewed by the Board and as a result thereof, he may be awarded a bonus for such year or his Base Salary may be increased (but not decreased) as the Board shall, in its sole discretion, determine.

6.           Benefits.

During the period that the Executive is employed hereunder, the Company shall pay or provide the following (in the aggregate, the "Benefits"):

6.1           Vacations.  Permit the Executive a paid vacation of two (2) weeks for each twelve (12) month period of employment, which vacation time shall be taken at such times as are consistent with the Executive=s responsibilities hereunder but in no event earlier than January 1, 2011.  Vacation time, if not utilized, may not be carried over from one twelve month period to the next.

6.2           Reimbursement of Expenses.  Subject to prevailing Company policy or such guidelines as may be established by the Board, pay directly or reimburse the Executive upon his submission of such expense accounts and supporting documents as are reasonably required by the Company, for all reasonable and necessary business expenses incurred by the Executive as part of and in connection with the performance of his duties specified herein.

6.3           Health Insurance.    Provide the Executive (and his spouse where applicable) with the medical benefits as in effect on the date of this Agreement, or as modified from time to time by the Company at its discretion, which the Company provides to its executive employees generally.  The Executive shall have the right, at his own expense, to add any dependents to the insurance coverage.

6.4           Stock Options.  Pursuant to the terms of a Incentive Stock Option Agreement being executed contemporaneously herewith between the Company and the Executive, and subject to the terms thereof, the Executive is being granted Incentive Stock Options pursuant to the Stock Option Plan for 460,000 shares of Stock.

6.5           Relocation Expenses.  The Executive will establish his principal residence in the Portland, Oregon area within two (2) weeks after the Commencement Date.  The Company will pay or reimburse the Executive for all expenses reasonably incurred in connection with the relocation of his residence and family to the Portland, Oregon area, including, for example, the cost of packing and moving household goods and traveling expenses in an amount not to exceed $10,000, upon presentation of receipts therefor.

7.           Background Investigation.  The Executive acknowledges that the Company contemplates a private placement of its securities and as a result thereof, full disclosure of the background of the Executive, as President of the Company, will be required.  Accordingly, the Executive agrees to cooperate with a company to be retained by the Board to conduct a background due diligence investigation of the Executive and this Agreement is subject to a satisfactory due diligence investigation.  In the event that such investigation shall reveal information which, in the opinion of the Company, would have any adverse effect on the Company, its ability to raise money in a public or private offering, or on the Executive's ability to perform his obligations hereunder, the Company shall have the right to terminate this Agreement by written notice thereof to the Executive prior to the Commencement Date, upon which event this Agreement shall be null and void, and neither party shall have any further liability to the other hereunder.  The Executive represents that he has no knowledge of any matter which would be disclosed by such investigation which would have any adverse effect on the Company, its ability to raise money in a public or private offering, or on the Executive's ability to perform his obligations hereunder.

8.           Termination of Employment.

The employment of the Executive by the Company commence on the Commencement Date and shall terminate (the "Termination Date") upon the occurrence of any of the following:

8.1            End of Term.  The end of the term of this Agreement, or any renewal thereof, as provided in Article 3 hereof;

8.2           Death.  The death of the Executive;

8.3           Disability.  The Disability of the Executive;

8.4           Cause. The giving of notice by the Company to the Executive of termination for Cause; or

8.5           Without Cause.  The giving of notice by the Company to the Employee of termination for any reason whatsoever other than Cause; or

8.6           Resignation.  The resignation of the Executive upon no less than ninety (90) days prior notice.

9.           Effect of Termination.

In the event of the termination of the Executive=s employment for any of the reasons set forth in Article 8 hereof, all Annual Compensation and Benefits payable to the Executive shall terminate as of the Termination Date and the Executive, his estate or his legal representative, as the case may be, shall only be entitled to:

(a)	Any Base Salary accrued or any Annual Bonus awarded but not yet paid as of the Termination Date;

(b)	Reimbursement for all expenses incurred, but not yet paid prior to the Termination Date; and

(c)	Any other compensation and/or benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company; and

(d)
If, and only if, the termination is pursuant to Section 8.5 hereof, a severance payment equal to three (3) months=s Base Salary payable in equal bi-weekly installments on the Company's regular salary payment dates, provided that the Executive executes, and does not revoke, a General Release of all claims relating to his employment and termination of employment from employment in a form provided by the Company.  The Executive understands that should he fail or refuse to execute the General Release provided by the Company, or revoke such General Release, he shall not be entitled to any severance payments under this section.

10.           Confidentiality of Information and Duty of Nondisclosure.

10.1           Acknowledgment by Executive.  The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Business as well as relationships with customers and suppliers of the Business.

10.2           Confidentiality.  Accordingly, the Executive agrees that at all times during the term of this Agreement and thereafter, he will not, directly or indirectly, without the express authority of the Board unless directed by applicable legal authority having jurisdiction over the Executive, disclose to or use for the benefit of any Person, or himself, any files, trade secrets, proprietary information or other Confidential Information concerning the Business.  Further, the Executive agrees that he will not, directly or indirectly, remove or retain, without the express prior written consent of the Board, any figures, calculations, letters, papers, records, documents, electronic media instruments, drawings, designs, programs, or any copies thereof, or any information or instruments derived therefrom, or any other similar documents or information of any type or description, however such information might be obtained or recorded and on whatever medium such information may be contained, arising out of or in any way relating to the Business obtained as a result of or in connection with his employment, heretofore or hereafter, by the Company.  The Executive acknowledges that all of the foregoing constitutes proprietary information, which is the exclusive property of the Company.  As used in this Section 10.2, AConfidential Information@ shall mean any information relating to this Agreement, the business or affairs of the Company or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business.

10.3           Limitations on Obligations.  From and after the Termination Date, the restrictions set forth in this Article shall not apply to such information which is then in the public domain, if the Executive was not responsible, directly or indirectly, for permitting such information to enter the public domain without the consent of the Company.

11.           Covenant Not to Compete.

11.1           Consideration.  This covenant between the Executive and the Company is being executed and delivered by the parties in consideration of the covenants of the Company and the Executive contained in this Agreement.

11.2           Non-Compete.  The Executive hereby agrees that during the Term of Employment and for a period commencing on the termination of his employment with the Company for any reason whatsoever, with or without Cause, voluntarily or involuntarily, and ending two (2) years after the date of such termination (the ARestricted Period@), except on behalf of the Company, he will not, directly or indirectly, as agent, employee, consultant, representative, stockholder, manager, member, partner or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respects with any portion of the Business anywhere in the United States (the ATerritory@).

11.3           Non-Solicitation.  Without limiting the generality of the provisions of Section 11.2, the Executive hereby agrees that during the Restricted Period, he will not, except on behalf of the Company, directly or indirectly, solicit, or participate as agent, employee, consultant, representative, stockholder, manager, partner or in any other capacity in any business which solicits business from any Person which is or was a customer or supplier of the Business at any time during the three (3)-year period preceding the date of such solicitation, or from any successor in interest to any such Person for the purpose of securing business or contracts related to any portion of the Business.

11.4           Interference with Relationships.    .

11.4.1           During the Restricted Period, the Executive shall not, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, request, directly or indirectly, that any suppliers, customers or clients of the Company, or other Persons sharing a business relationship with the Company curtail or cancel their business with the Company, or in any other way interfere with any such business relationships with the Company, or otherwise take action which might be to the material disadvantage of the Company.

11.4.2           During the Restricted Period, the Executive shall not, without the prior written consent of the Company, except on behalf of the Company, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Company or any of its affiliates, or (ii) who was employed or engaged by the Company within six (6) months of such contact, or otherwise seek to influence or alter any such person=s relationship with the Company.

11.5           Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term or any particular restrictive covenant contained in this Article 11 too lengthy or the Territory too extensive, the other provisions of this Article 11 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size of such court shall determine to be permissible.

12.           Certain Remedies.

12.1           Accounting.  The Executive agrees that upon a breach of any of the covenants set forth in Article 10 or 11, the Company shall be entitled to an accounting and payment by the Executive of all profits realized by him as a result of any such violation, in addition to the injunctive relief set forth in Section 12.2.

12.2           Injunctive Relief.  The Executive acknowledges and agrees that the covenants set forth in Articles 10 and 11 are reasonable and necessary for the protection of the Company=s business interests, that irreparable injury will result to the Company if the Executive breaches any of the terms of Article 10 or 11 and that in the event of any actual or threatened breach by the Executive of any of the provisions contained in Article 10 or 11, the Company will have no adequate remedy at law.  The Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the provisions contained in Article 10 or 11, the Company shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security, in addition to pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages.

12.3           Independent Covenants.  The provisions of Articles 10 and 11 shall be read and construed and shall have effect as separate, severable and independent provisions or restrictions, and shall be enforceable accordingly.  The existence of any claim or cause of action which the Executive may have against the Company shall not constitute a defense or bar to the enforcement of any of the covenants contained in Articles 10 and 11.

12.4           Costs of Enforcement.  In addition thereto, if the Company must resort to litigation to enforce any of the covenants contained in Article 10 or 11, the Company shall be entitled to recover from the Executive all of its costs of enforcement, including reasonable attorneys' fees.

12.5           Extension of Covenant.    If the Company must resort to litigation to enforce any of the covenants contained in Article 11 which has a fixed term, then such term shall be extended for a period of time equal to the period of such breach, beginning on the date of a final court order (without further right of appeal) acknowledging the validity of such covenant or, if later, the last day of the original fixed term of such covenant.

13.           Survival of Obligations.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Executive under Articles 10  and 11, and the rights and remedies of the Company under Article 12 shall survive the termination of the Executive's employment hereunder for any reason whatsoever.

14.           Non-Disparagement.  Executive will not, at any time, during or after this Agreement, directly or indirectly, publish or communicate disparaging or derogatory statements or opinions in any way about the Company or its affiliates, including but not limited to disparaging or derogatory statements or opinions about the Company=s management, products or services, to any third party.  It shall not be a breach of this section for Executive to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings based upon the Executive=s reasonable belief and are not made in bad faith.  The Company will not, at any time, during or after this Agreement, directly or indirectly, publish or communicate disparaging or derogatory statements or opinions about Executive to any third party unrelated to the Company.  It shall not be a breach of this section for the Company, or its employees to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal or government filings that are based on the Company=s reasonable belief and are not made in bad faith.

15.           Executive Representations.

The Executive represents and warrants to the Company, knowing and intending that it shall rely thereon, as follows:

15.1           No Violations.  The execution and delivery of this Agreement by the Executive, and the performance by the Executive of his obligations hereunder, does not violate any other agreement or contract to which the Executive is a party or by which he may be bound.

15.2           Authority.  The Executive has the power and authority to enter into this Agreement and this Agreement constitutes the valid, legal and binding obligation of the Executive, enforceable in accordance with its terms.

15.3           No Prior Obligations.  Executive is under no obligation to any former employer or any other person which is in any way inconsistent with, or which imposes any restriction upon, Executive's acceptance of employment hereunder with the Company, the employment of Executive by the Company, or Executive's undertakings under this Agreement.

15.4          Counsel.  The Executive has reviewed this Agreement with legal counsel of his choice.

16.  Successors.

16.1           The Executive.  This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order.  This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

16.2           The Company.  This Agreement shall inure to the benefit of and be binding upon the Company, and its affiliates, successors and assigns.

17.  Miscellaneous.

17.1           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, applied without reference to principles of conflict of laws.

17.2           Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) transmitted by prepaid telegram, telex or facsimile except that any notice, request, demand, instruction, consent or other communication transmitted in the manner set forth in this subsection (b) shall not be deemed to have been duly given unless and until it is actually received by the intended recipient, (c) mailed by first class certified mail, return receipt requested, postage prepaid, or (d) sent by a nationally recognized express courier service, postage or delivery charges prepaid, for overnight delivery, to the parties addressed as follows:

If to the Executive:

with a copy to:

If to the Company:  at its then principal place of business

with a copy to:      William D. Lipkind, Esq.
                                 Lampf, Lipkind, Prupis & Petigrow, P.A.
                                 80 Main Street
                                 West Orange, New Jersey 07052-5482

or to such other address as any party hereto shall have furnished to the others in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

17.4           Withholding.  The Company shall withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation and all benefit costs payable by the Company's similarly situated salaried employees.

17.5           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.6           Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

17.7          Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

17.8           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and the Executive's Term of Employment hereunder, to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

17.9           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.10           Headings.  The headings in this Agreement are for the convenience of reference only and shall not be deemed to define, limit, or describe the scope and intent of this Agreement, or any article or section thereof, or to alter or affect the interpretation of any provision thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

CASCADE WIND CORP., INC.

By: /s/ Steven Shum

/s/ Clayton Wood
CLAYTON WOOD, Executive